Execution Version
FIRST AMENDMENT TO
AGREEMENT AND PLAN OF MERGER
THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “First Amendment”) is entered into and made effective as of March 28, 2025 (the “Effective Date”), by and among Salarius Pharmaceuticals, Inc., a Delaware corporation (“Parent”), Decoy Therapeutics MergerSub I, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“First Merger Sub”); Decoy Therapeutics MergerSub II, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Second Merger Sub” and together with First Merger Sub, “Merger Subs”); and Decoy Therapeutics Inc., a Delaware corporation (the “Company”). Parent, Merger Subs and the Company are sometimes individually referred to herein as a “Party” or collectively referred to herein as the “Parties”.

RECITALS

A.        The Parties previously entered into that certain Agreement and Plan of Merger dated January 10, 2025 (the “Merger Agreement”); and

B.        The Parties desire to amend the Merger Agreement pursuant to the terms and conditions of this First Amendment and the respective boards of directors of the Parent, each MergerSub and the Company have each approved this First Amendment to be effective as of the date hereof.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.         Section 1.10 “Calculation of Parent Cash Amount and Company Cash Amount” is hereby deleted in its entirety.
2.     Section 5.15 is hereby amended and restated in its entirety to read as follows:
(a)The Company will prepare and deliver to Parent at least five (5) Business Days prior to the Closing Date (the “Determination Date”) a certificate signed by the Chief Executive Officer of the Company in a form reasonably acceptable to Parent setting forth (as of immediately prior to the First Effective Time, after giving effect to the Convertible Note Conversion) (i) each holder of Company Common Stock, Company Options and Company Warrants, (ii) such holder’s name and address, (iii) the number and type of Company Common Stock held and/or underlying the Company Options or Company Warrants as of immediately prior to the First Effective Time for each such holder, and (v) the number of shares of Parent Common Stock and/or Parent Convertible Preferred Stock to be issued to such holder, or to underlie any Parent Option or Parent Warrant to be issued to such holder, pursuant to this Agreement in respect of the Company Capital Stock, Company Options or Company Warrants held by such holder as of immediately prior to the First Effective Time (the “Allocation Certificate”).
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(b)Parent will prepare and deliver to the Company on or prior to the Determination Date a certificate signed by the Chief Financial Officer of Parent in a form reasonably acceptable to the Company, setting forth (as of immediately prior to the First Effective Time, excluding any shares to be issued in the Qualified Financing) (A) the number of Parent Common Stock outstanding and (B) (i) each record holder of Parent Common Stock, Parent Options, Parent Warrants or Parent RSUs, (ii) such record holder’s name and address, (iii) the number of shares of Parent Common Stock underlying the Parent Options, Parent Warrants or Parent RSUs as of the First Effective Time for such holder (the “Parent Outstanding Shares Certificate”).
3.     Section 7.3(c) is hereby deleted in its entirety.
4.     Section 8.3(b) is hereby deleted in its entirety.
5.         Amendments to Certain Definitions Set forth in Exhibit A attached to the Merger Agreement.
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5.1The definition of “Accounting Firm” set forth in Exhibit A attached to the Merger Agreement is hereby deleted in its entirety.
5.2The definition of “Anticipated Closing Date” set forth in Exhibit A attached to the Merger Agreement is hereby deleted in its entirety.
5.3The definition of “Cash Calculations” set forth in Exhibit A attached to the Merger Agreement is hereby deleted in its entirety.
5.4The definition of “Cash Schedules” set forth in Exhibit A attached to the Merger Agreement is hereby deleted in its entirety.
5.5The definition of “Company Cash Amount” set forth in Exhibit A attached to the Merger Agreement is hereby deleted in its entirety.
5.6The definition of “Company Cash Calculations” set forth in Exhibit A attached to the Merger Agreement is hereby deleted in its entirety.
5.7The definition of “Company Cash Schedules” set forth in Exhibit A attached to the Merger Agreement is hereby deleted in its entirety.
5.8The definition of “Dispute Notice” set forth in Exhibit A attached to the Merger Agreement is hereby deleted in its entirety.
5.9The definition of “Disputing Party” set forth in Exhibit A attached to the Merger Agreement is hereby deleted in its entirety.

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5.10The definition of “Exchange Ratio” set forth in Exhibit A attached to the Merger Agreement is hereby amended and restated in its entirety to read as follows:
“Exchange Ratio” means, subject to Section 1.6, the following ratio (rounded to four decimal places): (i) the quotient obtained by dividing (a) the Company Merger Shares by (b) the Company Outstanding Shares, in which:
•“Aggregate Valuation” means the sum of (i) the Company Valuation, plus (ii) the Parent Valuation.
•“Company Allocation Percentage” means the quotient (expressed as a percentage with the percentage rounded to two decimal places) determined by dividing (i) the Company Valuation by (ii) the Aggregate Valuation.
•“Company Merger Shares” means (i) the product determined by multiplying (x) the Post-Closing Parent Shares by (y) the Company Allocation Percentage.
•“Company Outstanding Shares” means, subject to adjustment for any stock split, reclassification, or exchange, the total number of shares of Company Common Stock outstanding immediately prior to the First Effective Time expressed on a fully-diluted basis and as converted to Company Common Stock basis, calculated in accordance with the treasury method, and (i) assuming, without limitation or duplication, the settlement in shares of each in-the-money Company Option and in-the-money Company Warrant outstanding as of the First Effective Time pursuant to Section 5.3(a), (ii) the conversion of all Company Convertible Notes and other outstanding indebtedness, and (iii) the issuance of shares of Company Common Stock in respect of all other outstanding restricted stock awards or rights to receive such shares, whether conditional or unconditional, and including any outstanding options, restricted stock awards, warrants or rights triggered by or associated with the consummation of the Merger (but excluding any other shares of Company Common Stock reserved for issuance under the Company Plans). A Company Option or Company Warrant is out-of-the-money if its exercise price, as adjusted to give effect to the transactions contemplated herein, calculated in accordance with Schedule A of the Parent Disclosure Schedules, is equivalent to or greater than the closing price of Company Common Stock on the last trading day prior to the Determination Date, and is in-the-money if its exercise price is less than such amount.
•“Company Valuation” means $28,000,000.
•“Parent Allocation Percentage” means the quotient (expressed as a percentage, with the percentage rounded to two decimal places) determined by dividing (i) the Parent Valuation by (ii) the Aggregate Valuation.

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•“Parent Outstanding Shares” means, subject to adjustment for any stock split, reclassification, or exchange, the total number of shares of Parent Common Stock outstanding immediately prior to the First Effective Time expressed on a fully-diluted basis and as converted to Parent Common Stock basis, calculated in accordance with the treasury method, minus the shares issued in the Qualified Financing(s), and (i) assuming, without limitation or duplication, the settlement in shares of each in-the-money Parent Option and in-the-money Parent Warrant outstanding as of the First Effective Time pursuant to Section 5.3(a), and (ii) the issuance of shares of Company Common Stock in respect of all other outstanding restricted stock units or rights to receive such shares, whether conditional or unconditional, and including any outstanding options, restricted stock awards, warrants or rights triggered by or associated with the consummation of the Merger. A Parent Option or Parent Warrant is out-of-the-money if its exercise price is equivalent to or greater than the closing price of Company Common Stock on the last trading day prior to the Determination Date, and is in-the-money if its exercise price is less than such amount.
•“Parent Valuation” means $4,600,000.
•“Post-Closing Parent Shares” means the quotient determined by dividing (i) the Parent Outstanding Shares by (ii) the Parent Allocation Percentage.
5.11The definition of “Parent Cash Amount” set forth in Exhibit A attached to the Merger Agreement is hereby deleted in its entirety.
5.12The definition of “Parent Cash Calculation” set forth in Exhibit A attached to the Merger Agreement is hereby deleted in its entirety.
5.13The definition of “Parent Cash Schedule” set forth in Exhibit A attached to the Merger Agreement is hereby deleted in its entirety.
5.14The definition of “Response Date” set forth in Exhibit A attached to the Merger Agreement is hereby deleted in its entirety.
5.15The definition of “Withholding Agent” set forth in Exhibit A attached to the Merger Agreement is hereby amended and restated in its entirety to read as follows:
“Withholding Agent” has the meaning set forth in Section 1.11.
6.          APPLICABLE LAW. This First Amendment shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws.
7.         HEADINGS. The bold-faced headings contained in this First Amendment are for convenience of reference only, shall not be deemed to be a part of this First Amendment and shall not be referred to in connection with the construction or interpretation of this First Amendment.

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8.         ASSIGNABILITY. This First Amendment shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this First Amendment nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this First Amendment or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.
9.         CONSTRUCTION.  Unless otherwise defined herein, capitalized terms shall have the meanings set forth in the Merger Agreement.  The terms of this First Amendment amend and modify the Merger Agreement as if fully set forth in the Merger Agreement. Upon the effectiveness of this First Amendment, all references in the Merger Agreement to “the Agreement” or “this Agreement,” as applicable, shall refer to the Merger Agreement, as modified by this First Amendment. If there is any conflict between the terms, conditions and obligations of this First Amendment and the Merger Agreement, this First Amendment’s terms, conditions and obligations shall control.  All other provisions of the Merger Agreement not specifically modified by this First Amendment are expressly preserved.  This First Amendment may be executed in multiple counterparts and transmitted by facsimile, by electronic mail in portable document format (“PDF”) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a Party’s signature, with each such counterpart, facsimile or PDF signature constituting an original and all of which together constituting one and the same original.
10.         AUTHORITY.  By their execution of this First Amendment, the undersigned Parties hereby confirm that they are duly authorized to execute this First Amendment and any necessary requisite approval has been obtained with respect to this First Amendment and all matters set forth herein.

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IN WITNESS WHEREOF, the Parties have executed this First Amendment as of the Effective Date.

PARENT:

Salarius Pharmaceuticals, Inc. By: /s/ Mark Rosenblum Name: Mark Rosenblum Title: Chief Financial Officer

THE FIRST MERGER SUB:

Decoy Therapeutics MergerSub I, Inc. By: /s/ Mark Rosenblum Name: Mark Rosenblum Title: Chief Financial Officer

THE SECOND MERGER SUB:

Decoy Therapeutics MergerSub II, LLC By: /s/ Mark Rosenblum Name: Mark Rosenblum Title: Chief Financial Officer

THE COMPANY:

Decoy Therapeutics Inc. By: /s/ Frederick Pierce II Name: Frederick Pierce II Title: Chief Executive Officer

[Signature Page to First Amendment to Agreement and Plan of Merger]
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